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            Exhibit 23.1 - Consent of Independent Public Accountants



The Board of Directors
Fulton Financial Corporation

We consent to the incorporation of our report dated January 30, 1998, with respect to the consolidated statements of income, stockholders' equity, and cash flows of Keystone Heritage Group, Inc. and subsidiaries for the year ended December 31, 1997, included in this Form 10-K of Fulton Financial Corporation (the Company) for the year ended December 31, 1999, into the Company's previously filed Registration Statement File No. 333-05481, File No. 33-5965 and File No. 33-37835.




Harrisburg, Pennsylvania
March 20, 2000